Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

First Quarter Highlights

•	Volume of 131.3 million pounds, an increase of 2.1% year-over-year;

•	Adjusted EBITDA of $33.7 million, an increase of 15.0% year-over-year;

•	Adjusted diluted earnings per common share of $0.65, an increase of 32.7% from $0.49 in the prior year period;

•	Net income attributable to GBC of $12.2 million, which includes a $2.9 million loss on extinguishment of debt arising from the purchase of $35.5 million of senior secured notes;

•	Diluted earnings per common share of $0.57, an increase of 50.0% versus $0.38 in the prior year period; and

•	The Company reaffirms 2016 full-year guidance.

Schaumburg, IL., May 4, 2016 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the first quarter ended March 31, 2016.

First Quarter Operating Results
Volume for the first quarter of 2016 increased by 2.1% to 131.3 million pounds compared to 128.6 million pounds in the first quarter of 2015. Volumes increased as a result of increased demand within our munitions and building and housing markets, partially offset by decreased demand in the coinage and industrial machinery and equipment markets.

“Our first quarter results reflect the operational improvements that we have made and continue to make in each of our businesses, especially Olin Brass. They also reflect our strategic efforts in realigning our commercial and pricing strategies to price for complexity and to achieve an appropriate return on assets,” said John Wasz, GBC’s President and Chief Executive Officer. “Although we are operating in a soft volume environment, we continue to differentiate ourselves by delivering superior quality and service to our customers. We are focused on executing our balanced book, strategic pricing, and asset management practices to create future value and strengthen our competitive positioning. We remain in a strong financial position and are ready to capitalize on opportunities as market conditions dictate.”

Net sales for the first quarter of 2016 decreased to $328.9 million from $400.2 million in the first quarter of 2015. The decline in net sales was primarily attributable to lower metal prices. However, adjusted sales, our non-GAAP financial measure that reflects the value added premium over metal replacement cost recovery, was consistent with the prior year. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to GBC for the first quarter of 2016 was $12.2 million, or $0.57 per diluted share, compared to $8.1 million, or $0.38 per diluted share, for the same period of 2015. The increase was primarily due to an increase in gross profit, predominantly due to yield and productivity improvements and increased pricing, partially offset by unfavorable changes in product mix.

Adjusted EBITDA, our non-GAAP measure of consolidated profitability, was $33.7 million for the first quarter of 2016, an increase of 15.0% compared to 2015. The increase was the result of lower manufacturing conversion costs and a decrease in selling, general and administrative expenses, partially offset by unfavorable changes in product mix due to a shift in volume from the coinage market to the munitions market. A reconciliation of net income attributable to GBC to Adjusted EBITDA is provided later in this press release.

Adjusted diluted earnings per common share, another one of our non-GAAP measures, was $0.65 for the first quarter of 2016 compared to $0.49 in the prior year. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.

Cash Flow and Leverage
During the first quarter of 2016, we generated $12.0 million of cash from operating activities largely due to earnings.

After purchasing $35.5 million of our debt in the open market, we ended the quarter with cash of $48.7 million, $309.8 million of senior secured notes, and $200.0 million available under our asset-based revolving loan facility.
2016 Guidance
We reaffirm our full-year 2016 guidance and expect:

•	Shipment volumes to range from 510 million pounds to 545 million pounds; and

•	Adjusted EBITDA to range from $115 million to $125 million.

Conference Call
The Company will host a teleconference and webcast at 9:00 a.m. (Central Time) on Thursday, May 5, 2016 to review the results. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company's website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #95843474 approximately 10 minutes before the scheduled start time. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Company’s website.

About Global Brass and Copper
Global Brass and Copper Holdings, Inc., through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Robert T. Micchelli
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

David Beré
FTI Consulting
(312) 252-4035

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2016	2015

Net sales	$328.9	$400.2
Cost of sales	(279.4)	(356.3)
Gross profit	49.5	43.9
Selling, general and administrative expenses	(19.7)	(21.4)
Operating income	29.8	22.5
Interest expense	(8.4)	(10.0)
Loss on extinguishment of debt	(2.9)	—
Other income (expense), net	0.4	(0.1)
Income before provision for income taxes and equity income	18.9	12.4
Provision for income taxes	(6.7)	(4.5)
Income before equity income	12.2	7.9
Equity income, net of tax	—	0.2
Net income	12.2	8.1
Net income attributable to noncontrolling interest	—	—
Net income attributable to Global Brass and Copper Holdings, Inc.	$12.2	$8.1

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.57	$0.38
Diluted	$0.57	$0.38
Weighted average common shares outstanding:
Basic	21.3	21.2
Diluted	21.5	21.3

Supplemental Non-GAAP Reconciliation
Net sales	$328.9	$400.2
Metal component of net sales	(193.5)	(265.3)
Adjusted sales	$135.4	$134.9

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.57	$0.38
Unrealized gain on derivative contracts	(0.06)	(0.03)
Loss on extinguishment of debt	0.09	—
Specified legal/professional expenses	0.01	0.03
Lower of cost or market adjustment to inventory	0.01	0.06
Share-based compensation expense	0.03	0.02
Restructuring and other business transformation charges	—	0.03
Adjusted diluted earnings per common share (1)	$0.65	$0.49

(1) All adjustments include an estimated tax effect.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
(in millions)	2016	2015
Net income attributable to Global Brass and Copper Holdings, Inc.	$12.2	$8.1
Interest expense	8.4	10.0
Provision for income taxes	6.7	4.5
Depreciation expense	3.6	3.3
Unrealized gain on derivative contracts (a)	(1.9)	(1.0)
Loss on extinguishment of debt (b)	2.9	—
Non-cash accretion of income of Dowa Joint Venture (c)	—	(0.2)
Specified legal/professional expenses (d)	0.4	1.1
Lower of cost or market adjustment to inventory (e)	0.3	1.9
Share-based compensation expense (f)	1.1	0.7
Restructuring and other business transformation charges (g)	—	0.9
Adjusted EBITDA	$33.7	$29.3

(a)	Represents unrealized gains on derivative contracts.

(b)	Represents the loss on extinguishment of debt recognized in connection with the open market purchase of senior secured notes.

(c)
As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).

(d)	Represents selected professional fees for accounting, tax, legal and consulting services incurred as a public company that exceed our expected long-term requirements.

(e)	Represents non-cash lower of cost or market charges for the write down of domestic, non-copper metal inventory.

(f)	Represents compensation expense resulting from stock compensation awards to certain employees and our Board of Directors.

(g)	Restructuring and other business transformation charges for the three months ended March 31, 2015 represent severance charges at Olin Brass.

Segment Results of Operations

	Three Months Ended March 31,		Change 2016 vs. 2015
(in millions)	2016	2015	Amount	Percent
Pounds shipped (a)
Olin Brass	63.5	60.0	3.5	5.8%
Chase Brass	59.3	61.3	(2.0)	(3.3)%
A.J. Oster	18.9	18.1	0.8	4.4%
Corporate and other (b)	(10.4)	(10.8)	0.4	3.7%
Total	131.3	128.6	2.7	2.1%

Net sales
Olin Brass	$151.8	$184.7	$(32.9)	(17.8)%
Chase Brass	128.2	156.4	(28.2)	(18.0)%
A.J. Oster	69.2	74.8	(5.6)	(7.5)%
Corporate and other (b)	(20.3)	(15.7)	(4.6)	(29.3)%
Total	$328.9	$400.2	$(71.3)	(17.8)%

Adjusted EBITDA
Olin Brass	$13.3	$9.3	$4.0	43.0%
Chase Brass	19.2	21.4	(2.2)	(10.3)%
A.J. Oster	5.1	3.5	1.6	45.7%
Total adjusted EBITDA of operating segments	$37.6	$34.2	$3.4	9.9%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	March 31, 2016	December 31, 2015	March 31, 2015
Assets
Current assets:
Cash	$48.7	$83.5	$52.1
Accounts receivable (net of allowance of $0.6, $1.2 and $1.0, respectively)	142.8	119.6	191.9
Inventories	159.6	176.3	184.8
Prepaid expenses and other current assets	17.6	17.4	34.0
Income tax receivable	0.7	2.4	4.0
Total current assets	369.4	399.2	466.8
Property, plant and equipment, net	112.7	111.1	102.2
Investment in joint venture	—	—	1.7
Goodwill	4.4	4.4	4.4
Intangible assets, net	0.5	0.5	0.6
Deferred income taxes	36.9	38.0	31.0
Other noncurrent assets	3.7	4.0	5.0
Total assets	$527.6	$557.2	$611.7
Liabilities and equity
Current liabilities:
Current portion of capital lease obligation	$1.1	$1.1	$1.0
Accounts payable	68.9	71.0	98.4
Accrued liabilities	41.6	53.9	70.4
Accrued interest	10.1	3.0	12.1
Income tax payable	0.5	0.2	0.2
Total current liabilities	122.2	129.2	182.1
Non-current portion of debt	307.3	342.0	370.6
Other noncurrent liabilities	25.3	25.3	25.4
Total liabilities	454.8	496.5	578.1
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders' equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 21,553,883, 21,553,883 and 21,513,021 shares issued, respectively	0.2	0.2	0.2
Additional paid-in capital	38.1	36.9	33.2
Retained earnings (accumulated deficit)	33.7	22.3	(2.8)
Treasury stock - 64,238, 46,729 and 32,344 shares, respectively	(1.1)	(0.7)	(0.5)
Accumulated other comprehensive loss	(2.4)	(2.3)	(0.8)
Total Global Brass and Copper Holdings, Inc. stockholders' equity	68.5	56.4	29.3
Noncontrolling interest	4.3	4.3	4.3
Total equity	72.8	60.7	33.6
Total liabilities and equity	$527.6	$557.2	$611.7

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(In millions)	2016	2015
Cash flows from operating activities
Net income	$12.2	$8.1
Adjustments to reconcile net income to net cash provided by operating activities:
Lower of cost or market adjustment to inventory	0.3	1.9
Unrealized gain on derivatives	(1.9)	(1.0)
Depreciation	3.6	3.3
Amortization of debt issuance costs	0.7	0.7
Loss on extinguishment of debt	2.9	—
Share-based compensation expense	1.1	0.7
Excess tax benefit from share-based compensation	(0.1)	—
Provision for bad debts, net of reductions	(0.3)	—
Deferred income taxes	1.2	(0.8)
Equity earnings, net of distributions	—	0.2
Change in assets and liabilities:
Accounts receivable	(22.9)	(39.6)
Inventories	16.3	2.2
Prepaid expenses and other current assets	1.8	(6.8)
Accounts payable	0.4	18.5
Accrued liabilities	(12.5)	13.5
Accrued interest	7.1	8.9
Income taxes, net	2.1	4.0
Net cash provided by operating activities	12.0	13.8
Cash flows from investing activities
Capital expenditures	(7.6)	(5.0)
Net cash used in investing activities	(7.6)	(5.0)
Cash flows from financing activities
Borrowings on ABL Facility	0.4	0.3
Payments on ABL Facility	(0.4)	(0.3)
Purchases of Senior Secured Notes	(35.5)	—
Premium payment on partial extinguishment of debt	(2.2)	—
Principal payments under capital lease obligation	(0.3)	(0.2)
Dividends paid	(0.8)	(0.8)
Distribution to noncontrolling interest owner	—	(0.2)
Excess tax benefit from share-based compensation	0.1	—
Share repurchases	(0.4)	(0.1)
Net cash used in financing activities	(39.1)	(1.3)
Effect of foreign currency exchange rates	(0.1)	—
Net (decrease) increase in cash	(34.8)	7.5
Cash at beginning of period	83.5	44.6
Cash at end of period	$48.7	$52.1
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$1.9	$1.0

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share” and “adjusted sales,” which are non-GAAP financial measures as defined below.
Adjusted EBITDA is not intended as an alternative to net income or as an alternative to any other measure of performance in conformity with US GAAP or as an alternative to cash flow provided by (used in) operating activities as a measure of liquidity. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP. Adjusted sales may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our US GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	non-cash losses due to lower of cost or market adjustments to inventory;

•	non-cash gains and losses due to the depletion of a LIFO layer of metal inventory;

•	share-based compensation expense;

•	loss on extinguishment of debt;

•	non-cash income accretion related to Dowa-Olin Metal Corporation (the “Dowa Joint Venture”);

•	restructuring and other business transformation charges;

•	specified legal and professional expenses; and

•	certain other items.
We believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations, in order to provide period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate the segment performance in a way that we believe reflects our core operating performance, and in turn, incentivize members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. In addition, measures similar to adjusted EBITDA are defined and used in the agreements governing our ABL Facility and our Senior Secured Notes to determine compliance with various financial covenants and tests.
However, our adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP. Some of these limitations are that adjusted EBITDA:

•	does not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	does not reflect the significant interest expense or the amounts necessary to service interest or principal payments on our debt;

•	does not reflect income tax expense and therefore the cost of complying with applicable laws;

•	is an imperfect substitute for cash flow as it eliminates depreciation and amortization expense but does not include cash expended for capital expenditures required to operate our business;

•	does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	does not reflect limitations on our costs related to transferring earnings from our subsidiaries to us.

We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with US GAAP measurements, to assist in the evaluation of operating performance. Such US GAAP measurements include operating income, net income, cash flows from operations and other cash flow data. We have significant uses of cash, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted EBITDA.
Adjusted diluted earnings per common share
Adjusted diluted earnings per common share is defined as diluted income per common share adjusted to remove the after-tax impact of the add backs to EBITDA in calculating adjusted EBITDA. We believe that adjusted diluted earnings per common share supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
Adjusted sales
Adjusted sales is defined as net sales less the metal cost of products sold. Net sales is the most directly comparable US GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the impact of our indebtedness; the effect of our ability to borrow money; our ability to implement our business strategies, including acquisition activities; our ability to continue implementing our balanced book approach to substantially reduce the impact of fluctuations in metal prices on our earnings and operating margins; shrinkage from processing operations and metal price fluctuations, particularly copper; the condition of various markets in which our customers operate, including the housing and commercial construction industries; our ability to maintain business relationships with our customers on favorable terms; the impact of a loss in customer volume or demand or a shift by customers of their manufacturing or sourcing offshore; our ability to compete effectively with existing and new competitors; the effects of industry consolidation or competition in our business lines; operational factors affecting the ongoing commercial operations of our facilities, including technology failures, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs or unanticipated changes in energy costs; supply, demand, prices and other market conditions for our products; our ability to accommodate increases in production to meet demand for our products; government regulations relating to our products and services, including proposed EPA regulations regarding the registration and marketing of bactericidal copper products; our ability to maintain effective internal control over financial reporting; our ability to realize the planned cost savings and efficiency gains as part of our various initiatives; workplace safety issues; our ability to retain key employees; adverse developments in our relationship with our employees or the future terms of our collective bargaining agreements; rising employee medical costs; our ability to maintain the confidentiality of our proprietary information, to protect the validity, enforceability or scope of our intellectual property rights and manage litigation regarding our intellectual property rights; fluctuations in interest rates; and restrictive covenants in our indebtedness that may adversely affect our operational flexibility.

More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.